As filed with the Securities and Exchange Commission on May 28, 1998


                                                Registration No. 333-5530

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             -----------------------
                              GENETIC VECTORS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                     FLORIDA
         (State or Other Jurisdiction of Incorporation or Organization)

                                   65-0324710
                      (I.R.S. Employer Identification No.)

                        5201 N.W. 77TH AVENUE, SUITE 100
                              MIAMI, FLORIDA 33166
                    (Address of Principal Executive Offices)

                    GENETIC VECTORS, INC. 1996 INCENTIVE PLAN
                       JAMES A. JOYCE CONSULTING AGREEMENT
                            (Full Title of the Plan)

                               MEAD M. MCCABE, JR.
                        5201 N.W. 77TH AVENUE, SUITE 100
                              MIAMI, FLORIDA 33166
                     (Name and Address of Agent For Service)

                                 (305) 716-0000
          (Telephone Number, Including Area Code, of Agent for Service)

                                    Copy to:
                             Clayton E. Parker, Esq.
                           Kirkpatrick & Lockhart LLP
                    201 South Biscayne Boulevard, 20th Floor
                              Miami, Florida 33131

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------

-------------------------------------------------------------------------------------------------------------------

                                                    Proposed               Proposed
Title Of                                            Maximum                Maximum
Securities                   Amount                 Offering               Aggregate            Amount Of
To Be                        To Be                  Price Per              Offering             Registration
Registered                   Registered             Share (1)(2)           Price (1)(2)         Fee (1)(2)
-------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001         375,000 shares         $9.3125                $3,492,187.50        $1,030.20
par value per share
-------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement covers, in addition to the number of shares of Common Stock stated above, options to purchase or acquire the shares of Common Stock covered by the Prospectus.

(2) Pursuant to Rule 457(h)(1) of the Securities Exchange Act of 1934, the proposed maximum offering price per share, proposed maximum aggregate offering price and amount of registration fee were computed based upon the average of the bid and ask price of the shares of Common Stock on May 26, 1998.

                                     PART I
                                     ------

                          INFORMATION REQUIRED IN THIS
                            SECTION 10(A) PROSPECTUS

         The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Act"). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act.

                                     PART II
                                     -------

                          INFORMATION REQUIRED IN THIS
                             REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.
         ---------------------------------------

         The following documents have been previously filed by Genetic Vectors, Inc. (the "Company") with the Securities and Exchange Commission and are hereby incorporated by reference into this Registration Statement as of their respective dates:

         (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the registrant document referred to in (a) above.

         (c) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A as filed with the Securities and Exchange Commission on November 15, 1996, as amended, pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Company with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Securities and Exchange Commission until the information contained therein is superseded or updated by any subsequently filed document that is incorporated by reference into this Registration Statement or by any document that constitutes part of the prospectus relating to the Genetic Vectors, Inc. 1996 Incentive Plan or the James A. Joyce Consulting Agreement that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

ITEM 4.  DESCRIPTION OF SECURITIES.
         -------------------------

         Not Applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.
         --------------------------------------

         Not Applicable

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
         -----------------------------------------

         The Florida Business Corporation Act ("FBCA") provides that in certain cases, each officer and director of the Company shall be indemnified by the Company against certain costs, expenses and liabilities which he or she may incur in his or her capacity as such. FBCA ss. 607.0850 ("Indemnification of officers, directors, employees and agents") provides:

         (1) A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (2) A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

         (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

         (4) Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

               (a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

               (b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

               (c) By independent legal counsel;

                   1. Selected by the board of directors prescribed in paragraph
(a) or the committee prescribed in paragraph (b); or

                   2. If a quorum of the directors cannot be obtained for paragraph (a) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

                  (d) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

         (5) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

         (6) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

         (7) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

                  (a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

                  (b) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

                  (c) In the case of a director, a circumstance under which the liability provisions of ss. 607.0834 are applicable; or

                  (d) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         (8) Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

         (9) Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that

                  (a) The director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

                  (b) The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

                  (c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1), subsection (2), or subsection (7).

         (10) For purposes of this section, the term "corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (11)     For purposes of this section;

                  (a) The term "other enterprises" includes employee benefit plans;

                  (b) The term "expenses" includes counsel fees, including those for appeal;

                  (c) The term "liability" includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

                  (d) The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

                  (e)      The term "agent" includes a volunteer;

                  (f) The term "serving at the request of the corporation" includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or benefices; and

                  (g) The term "not opposed to the best interest of the corporation" describes the actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

         (12) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

         The Company maintains an insurance policy that provides protection, within the maximum liability limits of the policy and subject to a deductible amount for each claim, to the Company under its indemnification obligations and to the directors and officers of the Company with respect to certain matters that are not covered by the Company's indemnification obligations.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.
         -----------------------------------

         Not applicable.

ITEM 8.  EXHIBITS.
         --------

         EXHIBIT NO.   DESCRIPTION                           LOCATION
         ----------    -----------                           --------

          4.1          Genetic Vectors, Inc. 1996            Provided herewith
                       Incentive Plan

          4.2          Consulting Agreement, dated June      Provided herewith
                       1996, by and between the
                       Company and James A. Joyce

          5.1          Opinion of Kirkpatrick &              Provided herewith
                       Lockhart LLP re: legality

          23.1         Consent of Kirkpatrick &              Provided herewith
                       Lockhart LLP                          (contained in
                                                             Exhibit 5.1)
          23.2         Consent of BDO Seidman, LLP           Provided herewith

          24.1         Power of Attorney                     Provided herewith

ITEM 9.  UNDERTAKINGS.
         ------------

(a)      The undersigned registrant will:

         (1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Act;

             (ii) Reflect in the  prospectus  any facts or events  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii)Include any additional or changed  material  information  with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

             PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) For purposes of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on this 27th day of May, 1998.

                                       GENETIC VECTORS, INC.

                                       By: /s/ Mead M. McCabe, Jr.
                                          --------------------------------------
                                            Printed Name:  Mead M. McCabe, Jr.
                                            Title: President

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mead M. McCabe, Jr. his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, which together constitute a majority of the board of directors of the Company.

Date: May 27, 1998                By: /s/ Mead M. McCabe, Sr., Ph.D.
                                     -------------------------------------------
                                     Printed Name:  Mead M. McCabe, Sr., Ph.D.
                                     Title:  Chairman of the Board of Directors
                                     (Principal Executive Officer)

Date: May 27, 1998                By: /s/ Mead M. McCabe, Jr.
                                     -------------------------------------------
                                     Printed Name:  Mead M. McCabe, Jr.
                                     Title:  President and Director (Principal
                                     Financial and Accounting Officer)

Date: May 27, 1998                By: /s/ Jack Fell, Ph.D.
                                     -------------------------------------------
                                     Printed Name:  Jack Fell, Ph.D.
                                     Title: Director

Date: May 27, 1998                By: /s/ Mark E. Burroughs
                                     -------------------------------------------
                                     Printed Name:  Mark E. Burroughs
                                     Title: Director

Date: May 27, 1998                By: /s/ James A. Joyce
                                     -------------------------------------------
                                     Printed Name:  James A. Joyce
                                     Title: Director

Date: May 27, 1998                By: /s/ Allyn Golub, Ph.D
                                     -------------------------------------------
                                     Printed Name:  Allyn Golub, Ph.D.
                                     Title: Director

Date: May 27, 1998                By: /s/ Michael C. Foley
                                     -------------------------------------------
                                     Printed Name:  Michael C. Foley
                                     Title: Director

                                  EXHIBIT LIST
                                  ------------

EXHIBIT NO.      DESCRIPTION                                LOCATION
----------       -----------                                --------

   4.1           Genetic Vectors, Inc. 1996 Incentive       Provided herewith
                 Plan

   4.2           Consulting Agreement, dated June 1996,     Provided herewith
                 by and between the Company and James
                 A. Joyce

   5.1           Opinion of Kirkpatrick & Lockhart LLP      Provided herewith
                 re: Legality

   23.1          Consent of Kirkpatrick & Lockhart LLP      Provided herewith
                                                            (contained in
                                                            Exhibit 5.1)

   23.2           Consent of BDO Seidman, LLP               Provided herewith

   24.1           Power of Attorney                         Provided herewith

                                  EXHIBIT 24.1

                                POWER OF ATTORNEY
                                -----------------

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mead M. McCabe, Jr. his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.